EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

a) CoStar Realty Information, Inc., a Delaware corporation

b) CoStar Limited, a U.K. company

c) CoStar U.K. Limited, a U.K. company

d) Property Investment Exchange Limited, a U.K. company

e) Grecam S.A.S., a France Societée par Actions Simplifiée

f) Property and Portfolio Research, Inc., a Delaware corporation

g) Property and Portfolio Research Ltd., a U.K. company

h) Resolve Technology, Inc., a Delaware corporation

i) 1331 L Street Holdings, LLC, a Delaware limited liability company